Exhibit 10.15.3


                                    AMENDMENT
                                     TO THE
                                ALBERTSON'S, INC.
                   SENIOR EXECUTIVE DEFERRED COMPENSATION PLAN


     This Amendment is made by Albertson's, Inc., a Delaware corporation (the "Corporation").

                                    RECITALS

     Whereas, the Corporation established the Albertson's Inc. Senior Executive Deferred Compensation Plan effective December 5, 1983 (the "Plan");

     Whereas, the Corporation, pursuant to Section 8.01 of the Plan, retained the right to amend the Plan; Section 8.01 provides that the Plan may be amended by the Corporation so long as such amendments are non-monetary in their effect and do not materially alter plan benefits; pursuant to resolutions duly adopted by the Board of Directors of the Corporation, the Grantor Trust Committee of the Board of Directors was granted the authority to amend the Plan; and the Committee has been granted the authority to amend the Plan by the Grantor Trust Committee so long as such amendments do not materially alter benefits; and

     Whereas, the Committee has determined that it is advisable to amend the Plan in the manner hereinafter set forth and that such amendment does not materially alter benefits.

                                    AMENDMENT

     Now therefore be it resolved that the Plan is amended, as of May 1, 2001, in the following respects:

1.   Section 6.04(d) of the Plan shall be amended to read as follows:

     The Participant may modify the form of the distribution of all or part of the Participant's Deferred Benefit Account, provided that such modification is made on a validly executed and timely filed election form at least twelve (12) months prior to the date on which the modification is to be effective. Notwithstanding the foregoing, distribution of the Participant's entire Deferred Benefit Account must be completed no later than the fifteenth year following the year in which distributions commence.

2.   Section 7.02 shall be deleted in its entirety:

3.   Section 7.03 shall be amended to read as follows:

     If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be the person or persons

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     surviving  him in the first of the  following  classes in which  there is a survivor, share and share alike:

          (a)  The surviving Spouse;

          (b) The Participant's natural or legally adopted children, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share their parent would have taken if living; or

          (c)  The   Participant's   personal   representative    (executor   or
               administrator).

     IN WITNESS WHEREOF, Albertson's, Inc. has caused this instrument to be executed by its officer, duly authorized by its Board of Directors, this 25 day of May, 2001.


                                  ALBERTSON'S, INC.

                                      By:  /s/ Thomas R. Saldin
                                           ----------------------------------
                                           Thomas R. Saldin
                                           Executive Vice President
                                           Administration and General Counsel
























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